Exhibit 5.18

Wood Canada Ltd.

December 3, 2020

TO:	Seabridge Gold Inc.

United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the “Company”)

Consent of Expert

Ladies and Gentlemen:

Reference is made to the following report:

●	KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study Update, NI 43-101 Technical Report dated April 30, 2020 (the “Report”)

In connection with the Company’s Registration Statement on Form F-10 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, Kirk Hanson, P.E., on behalf of myself and Wood Canada Ltd., hereby:

1.	consent to the public filing of the Report and the use of any extracts from or a summary of the Report in the Registration Statement;

2.	consent to the use of my name and Wood Canada Ltd.’s name and references to the Report, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement;

3.	confirm that I have read the Registration Statement and that it fairly and accurately represents the information in the sections of the Report for which I am responsible; and

4.	confirm that I have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

Yours truly,

/s/ Kirk Hanson
Kirk Hanson, P.E.